UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2015

ADAPTIVE MEDIAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54074	26-0685980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16795 Von Karman Avenue, #240

Irvine, CA 92606

(Address of principal executive offices) (zip code)

949-525-4466

(Registrant's telephone number, including area code)

 N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 20, 2015, the Board of Directors (the “Board”) of Adaptive Medias, Inc. (the “Company”) appointed the Company’s interim CEO, John Strong, as the Company’s Chief Executive Officer and Chairman of the Board.

John B. Strong, age 55, has more than 30 years of senior level executive and financial experience in the technology industry. Prior to his appointment to the position of interim Chief Executive Officer at Adaptive Medias, he founded, invested and managed a number of successful technology-based companies, including www.communly.com, a Los Angeles-based social media company; www.combotrip.com, a New Mexico-based travel site; www.trychec.com, a London-based payment platform; www.scoutalarm.com, a high-tech home security company; www.thestorefront.com, the "AirBNB for retail space;" www.boxbee.com, a San Francisco-based on-demand storage company; and www.matterfab.com, a leading industrial metal 3D printing company. Mr. Strong holds a Bachelors Degree from the University of New Mexico.

Family Relationships

There are no family relationships between Mr. Strong and any other employees or members of the board of directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Strong reportable under Item 404(a) of Regulation S-K.

Material Plans, Contracts, or Arrangements

Mr. Strong is not a party to any material plan, contract, or arrangement (whether or not written) in connection with his appointment as Chairman of the Board and Chief Executive Officer of the Company.

Item 8.01. Other Events.

On September 22, 2015 the Company issued a press release announcing the appointment of John Strong, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAPTIVE MEDIAS, INC.

Date: September 22, 2015	By:	/s/ John Strong
	Name:	John Strong
	Title:	Chairman and Chief Executive Officer